UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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ONCOCYTE CORPORATION
(Name of Registrant as Specified in its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF
OUTSTANDING COMMON STOCK OF ONCOCYTE CORPORATION

Dear OncoCyte Shareholder:

This Notice and the enclosed Information Statement is being furnished by the Board of Directors of OncoCyte Corporation, a California corporation, to our shareholders who held shares of our common stock, no par value, which we refer to as Common Stock, at the close of business on September 16, 2016, or the Record Date. The purpose of the enclosed Information Statement is to inform you of an action taken by written consent of the holder of a majority of our Common Stock. This Notice and the enclosed Information Statement is being furnished to our shareholders pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, and also shall be considered the notice of an action by written consent required under Section 603 of the California Corporations Code.

The holder of a majority of our outstanding Common Stock, which is the only outstanding class of our capital stock, has approved by written consent the issuance of a total of 3,246,153 shares of our Common Stock upon the exercise of the Common Stock purchase warrants that we sold to investors in a private placement on August 29, 2016. More information about our recently completed sale of the warrants and shares of Common Stock is provided in the Information Statement that accompanies this Notice.

The written consent of our majority shareholder constitutes the only shareholder approval required under the California Corporations Code and our Bylaws, each as amended to date, to approve the issuance of the shares of Common Stock upon exercise of the warrants. Our Board of Directors is not soliciting your consent or your proxy in connection with this action. The shareholder approval by written consent of the holder of a majority of our outstanding Common Stock will not become effective until the date that is 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND NO
SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS
DESCRIBED IN THIS NOTICE OR THE ACCOMPANYING INFORMATION STATEMENT.
WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

Date of this Notice and the enclosed Information Statement: September 22, 2016.

Sincerely yours,

/s/ William Annett
William Annett
President and Chief Executive Officer

ONCOCYTE CORPORATION
1010 Atlantic Avenue, Suite 102
Alameda, California 94501

September 22, 2016

INFORMATION STATEMENT

GENERAL INFORMATION

OncoCyte Corporation, a California corporation, with its principal executive offices located at 1010 Atlantic Avenue, Suite 102, Alameda, California 94501, is sending you this Information Statement and the accompanying Notice to notify you of an action that the holder of a majority of our outstanding common stock, no par value, or Common Stock, has taken by written consent in lieu of a special meeting of shareholders. References in this Information Statement to “we,” “our,” “us,” and “OncoCyte” are to OncoCyte Corporation.

Copies of this Information Statement are being mailed on or about September 26, 2016 to the holders of record on September 16, 2016, or the Record Date, of the outstanding shares of our Common Stock.

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

The written consent of our majority shareholder to the matter described in this Information Statement has been obtained. This Information Statement is furnished solely for the purpose of informing our shareholders, in the manner required by Regulation 14C of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 603 of the California Corporations Code, that such written consent has been obtained.

Action by Written Consent

On August 29, 2016, we sold an aggregate of 3,246,153 immediately separable “units,” with each consisting of one share of our Common Stock and one Common Stock purchase warrant, or the Warrants, through a private placement at an offering price of $3.25 per unit. Each Warrant entitles the Warrant holder to purchase one share of Common Stock at an exercise price of $3.25 per share. We refer to the shares of Common Stock that may be issued upon exercise of the Warrants as the Warrant Shares, and we refer to the private placement of the Common Stock and Warrants in units as the Offering.

The Warrants provide that Warrant Shares may not be issued upon the exercise of the Warrants until the issuance of the Warrant Shares has been approved by our shareholders. Our majority shareholder, BioTime, Inc., or BioTime, has approved by written consent the issuance of Warrant Shares upon exercise of the Warrants. We refer to the written consent of shareholders as the Written Consent and to the approval therein as the Shareholder Approval. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about the beneficial ownership of our Common Stock by BioTime.

NYSE MKT Listing Requirements and Necessity for Shareholder Approval

The rules of the NYSE MKT, the stock exchange on which our Common Stock is traded, require shareholder approval as a condition to issuing the Warrant Shares upon the exercise of the Warrants. Under Section 713(a)(i) of the NYSE MKT Company Guide, a company with shares listed on the NYSE MKT must obtain shareholder approval prior to the issuance of securities in connection with the sale, issuance, or potential issuance of listed common stock (or securities convertible into or exercisable for common stock) in an amount that equals 20% or more of the shares of common stock outstanding immediately prior to the issuance of the new shares, if the new shares are sold for less than the greater of book or market value of the common stock.

The 3,246,153 Warrant Shares that may be issued upon the exercise of the Warrants, when aggregated with the 3,246,153 shares of Common Stock sold in the Offering, would have represented more than 20% of our issued and outstanding Common Stock as of August 29, 2016, the date on which the units were sold in the Offering, and the price at which the units were sold in the Offering and the exercise price of the Warrants were less than the market value of our Common Stock on that date.

Effective Date of Shareholder Approval by Written Consent

Pursuant to Rule 14c-2 promulgated under the Exchange Act, an information statement must be sent or given to every security holder of the class entitled to vote and from whom consent is not solicited at least 20 calendar days prior to the earliest date on which the corporate action may be taken. Accordingly, we are delivering this Information Statement to holders of our Common Stock on the Record Date, and the Shareholder Approval is not effective until 20 calendar days after the first mailing or other delivery of this Information Statement to such stockholders. Shareholder Approval permitting the issuance of Warrant Shares upon the exercise of the Warrants does not mean or assure that any or all of the Warrants will be exercised. Exercise of the Warrants will be at the discretion of the holders of the Warrants.

Shareholders Entitled to Receive Notice of Action by Written Consent

Under Section 603 of the California Corporations Code and our Bylaws, as amended to date, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In this instance, the written consent of holders of not less than a majority of the outstanding shares of our Common Stock is required to approve the issuance of Warrant Shares.

We will not hold a meeting of our shareholders for a vote, nor will we solicit further written consents from our shareholders, because BioTime, as the holder of the majority of our outstanding Common Stock, has already executed the Written Consent. No other votes or consents of shareholders are required or necessary. In accordance with our Bylaws and the California Corporations Code, we are providing you with notice of the Shareholder Approval because your consent was not solicited. Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of the Shareholder Approval by written consent.

No Dissenters’ Rights of Appraisal

Shareholders do not have any dissenters’ rights or appraisal rights in connection with the approval of the issuance of Warrant Shares upon exercise of the Warrants. Accordingly, shareholders will not have the opportunity to dissent from the Shareholder Approval and to receive an agreed or judicially appraised value for their shares of Common Stock.

Costs of the Information Statement

We are mailing this Information Statement to our shareholders who were holders of record of Common Stock as of the Record Date, and we will bear the costs associated therewith. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to beneficial owners of our Common Stock.

THE OFFERING

The following is a summary of the two substantially similar forms of Securities Purchase Agreement, which we refer to collectively as the Purchase Agreement, dated August 29, 2016, by and between us and each of several institutional and accredited individual investors listed therein, or the Purchasers, who purchased units of Common Stock and Warrants in the Offering. The following descriptions of the Purchase Agreement and the Warrants do not purport to be complete and are qualified in their entirety by the full text of such documents, which are filed as Exhibits 4.1, 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2016.

Purchase Agreement

On August 29, 2016, we sold an aggregate of 3,246,153 immediately separable units, with each unit consisting of one share of our Common Stock and one Warrant to purchase one share of Common Stock, at a price of $3.25 per unit. The sales were made pursuant to the terms and conditions of the Purchase Agreement. The Purchasers included certain of our existing shareholders and we received gross proceeds of approximately $10.5 million from the Offering.

Pursuant to the Purchase Agreement, we agreed to file by October 28, 2016 a resale registration statement on Form S-1, which we refer to as the Resale Registration Statement, with the Securities and Exchange Commission, or SEC, registering for sale under the Securities Act of 1933, as amended, or the Securities Act, the shares of Common Stock sold in the Offering and the Warrant Shares that may be issued if the Warrants are exercised. We agreed to use commercially reasonable efforts to cause the Resale Registration Statement to become effective by November 28, 2016 and to maintain the effectiveness of the Resale Registration Statement under the Securities Act until the earlier of (i) the date that all shares of Common Stock covered by the Resale Registration Statement have been sold or can be sold publicly without restriction or limitation under Rule 144 (including, without limitation, the requirement to be in compliance with Rule 144(c)(1)), or (ii) August 29, 2018. We will pay all fees and expenses incident to the registration of the Common Stock through the Resale Registration Statement but each Purchaser who sells shares of Common Stock or Warrant Shares under the Resale Registration Statement will bear any underwriting discounts and commissions and fees of brokers or dealers in connection with the sale.

Upon the occurrence of certain events, including our failure to file the Resale Registration Statement or have it declared effective by the SEC in accordance with the terms of the Purchase Agreement as described above, we will be obligated pay to the Purchasers, as liquidated damages, one percent (1.0%) of the aggregate purchase price of the shares of Common Stock and Warrant Shares then held by Purchasers on a monthly, pro-rated basis, until the earlier to occur of: (i) the event triggering such payment is cured; or (ii) the total payments to Purchasers equal six percent (6%) of the aggregate purchase price of the shares of Common Stock and Warrant Shares. Interest on any unpaid liquidated damages will accrue at the rate of one percent (1.0%) per month, pro-rated for partial months, until paid in full.

Warrants

The Warrants have an exercise price of $3.25 per Warrant Share, will become exercisable on the earlier of November 28, 2016 or the effective date of the Shareholder Approval, and may be exercised for five years from the date they become exercisable. Any exercise of the Warrants prior to Shareholder Approval may only be “net” settled by cash payment. We have agreed to use reasonable best efforts to obtain the Shareholder Approval, including preparing, filing, and mailing this Information Statement. The Warrants may be exercised on a net “cashless exercise” basis, meaning that the value of a portion of Warrant Shares may be used to pay the exercise price (rather than payment in cash), in certain circumstances, including if the Resale Registration Statement is not effective when and as required by the Purchase Agreement. The exercise price and the number of Warrant Shares will be adjusted to account for certain transactions, including stock splits, dividends paid in Common Stock, combinations or reverse splits of Common Stock, or reclassifications of Common Stock.

Purpose of the Offering

We conducted the Offering for the purpose of raising equity capital that we need to continue conducting our business operations, including research and development of our proposed cancer diagnostic tests, establishing and seeking required regulatory certification of a diagnostic testing laboratory for our proposed cancer diagnostic tests, and to provide funds for working capital and general corporate purposes. We raised approximately $10.5 million of gross proceeds through the sale of Common Stock and Warrants in the Offering. If the Warrants are exercised for cash in full, we would receive approximately an additional $10.5 million upon receipt of payment of the exercise price.

The exercise of the Warrants will be at the discretion of the holders of the Warrants. Whether any particular holder determines to exercise the Warrants will depend upon a variety of factors that may be considered by the Warrant holder, including the differential between the market price of our Common Stock and the exercise price of the Warrants, the liquidity of the market for our Common Stock, the results of our research and development efforts, our ability to commercialize any cancer diagnostic tests that we may develop, the results of our operations generally, conditions in the equity markets, and our business prospects as determined by the Warrant holder, as well as the investment strategies, tax objectives and other matters particular to the Warrant holder. Accordingly, there is no certainty as to when or whether the Warrants will be exercised in whole or in part.

Effect of the Warrants on the Price of Our Common Stock

The issuance of a significant number of Warrant Shares upon the exercise of the Warrants may result in significant dilution to our shareholders and would result in our shareholders having a smaller percentage interest in the voting power, equity value, liquidation value, and aggregate book value of OncoCyte.

In connection with the Offering, we have agreed to file the Resale Registration Statement to register the Common Stock sold in the units and the Warrant Shares for resale to the public under the Securities Act. The influx of a substantial number of shares of Common Stock into the public market, including through sales by Warrant holders, could have a significant depressing effect on the market price of our Common Stock and the value of OncoCyte as a whole.

While the Warrants remain outstanding and unexercised, the potential of the future exercise of the Warrants and resale of the Warrant Shares may have an “overhang” effect on the market for our Common Stock, which could depress or have a limiting impact on the price at which our Common Stock will trade in the public market and the price at which we may be able to sell additional shares of Common Stock, or other securities exchangeable or convertible into Common Stock, in the future to meet our capital needs.

INTERESTS OF CERTAIN PERSONS ON MATTERS TO BE ACTED UPON

Except as provided below, none of our directors or executive officers, other than in his or her role as director or executive officer, had any substantial interest, direct or indirect, by security holdings or otherwise, in the Offering, which, to the extent such director, executive officer or associate of such director or executive officer is a stockholder of OncoCyte, is not shared by all other shareholders pro rata and in accordance with their respective stock ownership interests.

Don Bailey directly participated in the Offering by purchasing 230,769 units for $750,000 in cash under the terms of a Purchase Agreement. Following completion of the Offering, Don Bailey joined our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of August 29, 2016 by (i) each shareholder who is known by us to beneficially own more than 5% of our Common Stock, (ii) each of our directors, (iii) each of our executive officers who were “named executive officers” in our most recent proxy statement, and (iv) all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner is 1010 Atlantic Avenue, Suite 102, Alameda, California 94501.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
5% Shareholders:
BioTime, Inc.(4)	14,674,244	51.2%
George Karfunkel(5)	3,659,860	12.8%
Bernard Karfunkel(5)	2,536,666	8.8%
GKarfunkel Family LLC(6)	2,000,000	6.7%

Named Executive Officers and Directors:
William Annett(7)	210,000	*
Don Bailey(8)	482,770	1.7%
Karen Chapman(9)	592,235	2.0%
Kristine Mechem(10)	29,166	*
Russell Skibsted	—	*
Alfred Kingsley(11)	586,327	2.0%
Andrew Arno(12)	25,000	*
Cavan Redmond(13)	25,000	*
Andrew Last(14)	15,000	*
Aditya Mohanty	—	*
Joseph Wagner(15)	3,000	*
Robert W. Peabody(16)	173,600	*

All executive officers and directors as a group (12 persons)(17)	2,142,098	7.1%
*	Represents beneficial ownership of less than 1% of the outstanding Common Stock.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise, exchange or conversion of options or other exercisable, exchangeable or convertible securities.
(3)	Calculated on the basis of 28,677,327 shares of Common Stock outstanding as of August 29, 2016, plus any additional shares of Common Stock that the applicable shareholder has the right to acquire within 60 days after August 29, 2016.
(4)	The board of directors of BioTime, Inc., which consists of more than three people, has voting and dispositive power over these shares.
(5)	The address of each of the parties is c/o The Sabr Group, 126 East 56th Street/15th Floor, New York, New York 10022.
(6)	Includes 1,000,000 shares owned by GKarfunkel Family LLC and 1,000,000 shares that may, upon the effectiveness of the Shareholder Approval, be acquired through the exercise of Warrants held by GKarfunkel Family LLC. Jay Miller, as Trustee of GKarfunkel Family LLC, has voting and dispositive power over these shares.
(7)	Includes 185,000 shares that may be acquired through the exercise of stock options that are presently exercisable and 25,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 650,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.
(8)	Includes 247,001 shares owned by Mr. Bailey and 230,769 shares that may, upon the effectiveness of the Shareholder Approval, be acquired through the exercise of Warrants held by Mr. Bailey, and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.
(9)	Includes 239,583 shares that may be acquired by Dr. Chapman, and 299,479 shares that may be acquired by Dr. Michael West, through the exercise of stock options that are presently exercisable, 4,166 shares that may be acquired by Dr. Chapman and 5,208 shares that may be acquired by Dr. West upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 116,251 shares that may be acquired upon the exercise of certain stock options held by Dr. Chapman and 70,313 shares that may be acquired upon the exercise of certain stock options held by Dr. West that are not presently exercisable and that will not become exercisable within 60 days. Dr. West resigned as a director of OncoCyte on August 15, 2016 and he and Dr. Chapman are husband and wife.

(10)	Includes 25,000 shares that may be acquired through the exercise of stock options that are presently exercisable and 4,166 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 130,834 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.
(11)	Includes 179,687 shares that may be acquired through the exercise of stock options that are presently exercisable and 15,625 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 54,688 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.
(12)	Includes 20,000 shares that may be acquired through the exercise of options that are presently exercisable and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 5,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.
(13)	Includes 20,000 shares that may be acquired through the exercise of options that are presently exercisable and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 5,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.
(14)	Includes 10,000 shares that may be acquired through the exercise of options that are presently exercisable and 5,000 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.
(15)	Dr. Wagner served as President and Chief Executive Officer of OncoCyte until May 29, 2015.
(16)	Includes 154,687 shares that may be acquired through the exercise of options that are presently exercisable and 3,125 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days. Excludes 42,188 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days. Mr. Peabody served as Chief Financial Officer of OncoCyte until November 18, 2015.
(17)	Includes 1,133,436 shares that may be acquired through the exercise of options that are presently exercisable and 77,290 shares that may be acquired upon the exercise of certain stock options that may become exercisable within 60 days and 230,769 shares that may, upon the effectiveness of Shareholder Approval, be acquired through the exercise of Warrants. Excludes 1,104,274 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.oncocyte.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Our Common Stock is listed and traded on the NYSE MKT under the trading symbol “OCX.”

Statements contained in this Information Statement concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

SHAREHOLDERS SHARING AN ADDRESS

One copy of this information statement will be sent to shareholders who share an address, unless they have notified OncoCyte that they want to receive multiple packages. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing of this information statement and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, OncoCyte will promptly deliver such additional copies to you if you submit your request in writing to OncoCyte Corporation., Attn: Investor Relations, 1010 Atlantic Avenue, Suite 102, Alameda, California 94501 or by contacting Investor Relations at (510) 775-0515. In addition, shareholders sharing an address who are currently receiving multiple copies may also notify OncoCyte at such address or phone number if they wish to receive only a single copy.